Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III

SVP-Corporate Development

Patterson-UTI Energy, Inc.

(214) 360-7800

Patterson-UTI Energy Announces Fourth Quarter Results

Quarterly Cash Dividend Doubled

SNYDER, Texas – February 17, 2005 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced its financial results for the fourth quarter and year-ended 2004. Net income for the three months ended December 31, 2004 increased by 88 percent to $38.5 million, or $0.23 per share, from $20.45 million, or $0.12 per share for the fourth quarter of 2003. Revenues for the three-month period increased by 38 percent to $288.3 million, compared to revenues of $208.3 million for the fourth quarter ended December 31, 2003.

Net income for the year ended December 31, 2004 increased by 93 percent to $108.7 million, or $0.64 per share, from $56.4 million, or $0.34 per share for the prior year. Revenues for the twelve month period increased by 29 percent to $1 billion, compared to revenues of $776.2 million for the twelve months ended December 31, 2003.

“The Company also announced that the Board of Directors has approved an increase in the quarterly cash dividend on its Common Stock to $0.04 per share from $0.02 per share. The cash dividend is to be paid to holders of record on February 28, 2005 and paid on March 4, 2005.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “The results from our contract drilling operations this past quarter continue to reflect the upward trend in demand. During the recently completed quarter we averaged 229 rigs operating, including 216 in the U.S. and 13 in Canada, compared to an average of 216 rigs operating, including 208 in the U.S. and 8 in Canada for the third quarter. We also achieved sequential quarterly increases in our average revenue per operating day to $11,200 from $10,400 and our average margin per operating day to $3,890 from $3,320.”

He added, “Customer demand has continued to increase over the last several months reflecting the expectation that natural gas prices will remain high. For the first 15 days of February, we averaged 265 rigs operating, including 248 in the U.S. and 17 in Canada. Our average revenue per operating day has continued to improve as increased demand has diminished the supply of available land drilling rigs.”

“We will continue to activate additional land drilling rigs at a modest pace. This approach allows us time to prepare rigs properly for reactivation and train crews, which permits us to maintain efficiency for our customers,” Talbott added.

Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “This has been a very successful year for Patterson-UTI Energy and its shareholders. We achieved record annual revenues of $1 billion, obtained a 5-year $200 million unsecured revolving credit facility, increased our drilling fleet by 18 rigs through our acquisition of TMBR/Sharp Drilling, Inc. and entered into an acquisition agreement with Key Energy Services, Inc. for the purchase of 35 land drilling rigs that was completed in January 2005. Additionally, we completed a two-for-one stock split and initiated a quarterly cash dividend.

“Our earnings capacity has grown significantly over the last several years. We have acquired 121 drilling rigs from January 2001 through January 2005, an increase of 44 percent, and we currently have 396 drilling rigs. For 2004, we achieved record annual revenues of $1 billion on average rig utilization of only 59 percent. If the demand for drilling rigs continues to increase, we expect our revenues and earnings to benefit from both improved pricing and rig utilization.”

“Our strong balance sheet allows us to continue to pursue opportunistic acquisitions, as well as reactivate idle rigs and pay dividends to our shareholders. We ended the year with $112.4 million in cash and cash equivalents, $243.9 million in working capital, and no long-term debt. The strength of our balance sheet is supplemented by our new $200 million revolving credit facility,” Siegel added.

All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss fourth quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available until March 3, 2005 at www.patenergy.com and telephone replay of the call will be available through February 19, 2005.

About Patterson-UTI Energy, Inc.
Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 396 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business with operations focused primarily in producing regions of West Texas, South Texas, Southeastern New Mexico, Utah and Mississippi.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements Of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUES	$288,306	$208,292	$1,000,769	$776,170
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	187,676	146,723	678,911	567,640
Depreciation, depletion, amortization and impairment	30,872	24,173	119,395	97,998
Selling, general and administrative	8,990	7,149	32,007	27,709
Bad debt expense	398	—	897	259
Other	(127)	(592)	(1,655)	(4,626)

Total Costs and Expenses	227,809	177,453	829,555	688,980

OPERATING INCOME	60,497	30,839	171,214	87,190

OTHER INCOME (EXPENSE)
Interest expense	(490)	(76)	(695)	(292)
Interest income	452	308	1,140	1,116
Other	(78)	41	235	1,870

Total Other Income	(116)	273	680	2,694

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	60,381	31,112	171,894	89,884
INCOME TAXES	21,901	10,663	63,161	32,996

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	38,480	20,449	108,733	56,888
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of $287 income tax	—	—	—	(469)

NET INCOME	$38,480	$20,449	$108,733	$56,419

NET INCOME PER COMMON SHARE
BASIC:
Income before cumulative effect of change in accounting principle	$0.23	$0.13	$0.65	$0.35

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net income	$0.23	$0.13	$0.65	$0.35

DILUTED:
Income before cumulative effect of change in accounting principle	$0.23	$0.12	$0.64	$0.35

Cumulative effect of change in accounting principle	$—	$—	$—	$—

Net income	$0.23	$0.12	$0.64	$0.34

AVERAGE COMMON SHARES OUTSTANDING
Basic	167,697	161,870	166,258	161,272

Diluted	170,494	164,614	169,211	164,572

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Contract Drilling:
Revenues	$235,840	$171,085	$809,691	$639,694
Direct operating costs (excluding depreciation and amortization)	$153,883	$121,331	$556,869	$475,224
Selling, general and administrative	$1,174	$1,086	$4,441	$4,425
Operating days	21,063	17,535	77,355	68,798
Average revenue per operating day	$11.20	$9.76	$10.47	$9.30
Average direct operating costs per operating day	$7.31	$6.92	$7.20	$6.91
Average margin per operating day	$3.89	$2.84	$3.27	$2.39
Number of owned rigs at end of period	361	343	361	343
Average number of rigs owned during period	361	342	359	336
Average rigs operating	229	191	211	188
Rig utilization percentage	63%	56%	59%	56%
Capital expenditures	$39,145	$27,638	$151,016	$95,175

Pressure Pumping:
Revenues	$18,164	$14,574	$66,654	$46,083
Direct operating costs (excluding depreciation)	$10,690	$8,152	$37,561	$26,184
Selling, general and administrative	$2,052	$1,552	$7,234	$5,683
Total jobs	1,978	1,746	7,444	5,667
Average revenue per job	$9.18	$8.35	$8.95	$8.13
Average costs per job	$5.40	$4.67	$5.05	$4.62
Average margin per job	$3.78	$3.68	$3.90	$3.51
Capital expenditures	$3,593	$1,525	$17,705	$10,524

Drilling and Completion Fluids:
Revenues	$25,539	$17,799	$90,557	$69,230
Direct operating costs (excluding depreciation and amortization)	$21,176	$15,941	$76,503	$61,424
Selling, general and administrative	$2,146	$2,029	$7,696	$7,447
Total jobs	544	471	2,205	1,931
Average revenue per job	$46.95	$37.79	$41.07	$35.85
Average costs per job	$38.93	$33.85	$34.70	$31.81
Average margin per job	$8.02	$3.94	$6.37	$4.04
Capital expenditures	$507	$353	$1,488	$912

Oil and Natural Gas Production and Exploration:
Revenues	$8,763	$4,834	$33,867	$21,163
Direct operating costs (excluding depreciation, depletion and impairment)	$1,927	$1,299	$7,978	$4,808
Selling, general and administrative	$492	$399	$1,816	$1,489
Capital expenditures	$4,580	$3,116	$14,451	$10,015

Corporate and Other:
Selling, general and administrative	$3,126	$2,083	$10,820	$8,665
Bad debt expense	$398	$—	$897	$259
Other	$(127)	$(592)	$(1,655)	$(4,626)
Total capital expenditures, excluding acquisitions	$47,825	$32,632	$184,660	$116,626

	December 31,	December 31,
	2004	2003

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$112,371	$100,483
Current assets	$387,033	$316,847
Total assets	$1,316,011	$1,084,114
Current liabilities	$143,176	$117,234
Long-term debt, less current maturities	$—	$—
Working capital	$243,857	$199,613